Exhibit 99.2

HH&L Acquisition Co. Announces Closing of Upsized $414 Million Initial Public Offering and Exercise of Underwriters’ Over-Allotment Option in Full

HONG KONG, February 9, 2021/PRNewswire/ — HH&L Acquisition Co. (NYSE: HHLA.U) (the “Company”) today announced the closing of its initial public offering of 41,400,000 units, which includes 5,400,000 units issued pursuant to the exercise by the underwriters of their over-allotment option, at a public offering price of $10.00 per unit. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share.

The units are listed on the New York Stock Exchange (“NYSE”) and commenced trading under the ticker symbol “HHLA.U” on February 5, 2021. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on the NYSE under the symbols “HHLA” and “HHLA WS,” respectively.

HH&L Acquisition Co. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to focus on healthcare or healthcare-related companies in Asian markets with a focus on the Greater China market, or global healthcare or healthcare-related companies with a meaningful growth thesis in the Greater China or Asian markets, which can benefit from the expertise and capabilities of our management team in order to create long-term shareholder value.

Goldman Sachs (Asia) L.L.C. and Credit Suisse Securities (USA) LLC acted as the representatives of the underwriters.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 4, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Goldman Sachs & Co. LLC, 200 West Street, New York, NY 10282, Attention: Prospectus Department, Telephone: 1-866-471-2526, Email: prospectus-ny@gs.com and Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, 6933 Louis Stephens Drive, Morrisville, North Carolina 27560, Telephone: 1-800-221-1037, Email: usa.prospectus@credit-suisse.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Richard Qi Li

Chief Executive Officer

Suite 3508, One Exchange Square

8 Connaught Place

Central, Hong Kong

+852 3752 2870

richard.li@hopuhl.com